UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Consent Solicitation Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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PHC, INC.
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ACADIA HEALTHCARE COMPANY, INC.

PROSPECTUS SUPPLEMENT NO. 1 TO PROSPECTUS DATED SEPTEMBER 27, 2011

AND

PHC, INC.

SUPPLEMENT TO PROXY STATEMENT DATED SEPTEMBER 27, 2011

The date of this Prospectus Supplement and Supplement to Proxy Statement is October 17, 2011.

As previously reported, on May 23, 2011, Acadia Healthcare Company, Inc., a Delaware corporation (“Acadia”), and Acadia Merger Sub, LLC, a Delaware limited liability company and wholly-owned subsidiary of Acadia (“Merger Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with PHC, Inc., a Massachusetts corporation (“PHC”), pursuant to which, subject to the satisfaction or waiver of the conditions therein, PHC will merge with and into Merger Sub, with Merger Sub continuing as the surviving company (the “Merger”).

In connection with the transactions contemplated by the Merger Agreement, Acadia intends to provide potential financing sources with certain information that has not been previously reported by Acadia.

In connection with the proposed transaction, Acadia has filed with the SEC a registration statement that contains PHC’s proxy statement that also will constitute an Acadia prospectus. PHC STOCKHOLDERS AND OTHER INVESTORS ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS TO THE PROXY STATEMENT/PROSPECTUS) REGARDING THE PROPOSED TRANSACTION BECAUSE IT CONTAINS IMPORTANT INFORMATION. PHC’s stockholders and other investors will be able to obtain a free copy of the proxy statement/prospectus, as well as other filings containing information about PHC and Acadia, without charge, at the SEC’s Internet site (http://www.sec.gov). Copies of the proxy statement/prospectus can also be obtained, without charge, by directing a request to PHC, Inc., 200 Lake Street, Suite 102, Peabody, MA 01960, Attention: Investor Relations, Telephone: (978) 536-2777. INVESTORS ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS CAREFULLY BEFORE MAKING A DECISION CONCERNING THE MERGER.

This Prospectus Supplement and Supplement to Proxy Statement shall not constitute an offer to sell nor the solicitation of an offer to buy any securities in connection with the financing and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering, solicitation or sale would be unlawful.

Cautionary Statement Regarding Forward-Looking Statements

This Prospectus Supplement and Supplement to Proxy Statement contains forward-looking statements based on current projections about operations, industry, financial condition and liquidity. Words such as “will,” “should,” “anticipate,” “predict,” “potential,” “estimate,” “expect,” “continue,” “may,” “project,” “intend,” “plan,” “believe” and words and terms of similar substance used in connection with any discussion of future operating or financial performance, the Merger or the business of the combined company identify forward-looking statements. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. Those statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict. Therefore, actual results could differ materially and adversely from these forward-looking statements.

All forward-looking statements reflect present expectations of future events by Acadia’s management and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. In addition to the risks related to the businesses of Acadia and the combined company, the uncertainty concerning the completion of the Merger and the matters discussed under “Risk Factors” in the Company’s Registration Statement on Form S-4, originally filed on July 13, 2011, among others, could cause actual results to differ materially from those described in the forward-looking statements. Investors are cautioned not to place undue reliance on the forward-looking statements. Acadia is not under any obligation, and each expressly disclaims any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

Anticipated Synergies, Cost Savings and Revenue Improvements

Acadia management believes that the Merger presents significant synergies through the elimination of certain corporate overhead costs. The current PHC corporate functions would be integrated with and moved to the existing Acadia corporate offices in Franklin, TN. The combined company would eliminate certain redundant positions, professional services and other expenses, as well as achieve efficiencies by integrating corporate functions within a larger company framework. Acadia is targeting annual cost savings of approximately $3.4 million per annum beginning in fiscal 2012 as a result of this integration. In addition to these cost savings, Acadia management believes that there are substantial opportunities to generate organic revenue growth by increasing bed capacity in existing facilities, increasing utilization rates at its existing facilities, leveraging out-of-state referrals to increase volume, developing a national marketing plan and expanding services at existing facilities. For example, Acadia expects to add approximately 145 beds to existing facilities in the second half of 2011 with approximately 70 of these beds slated to service acute psychiatric care cases. In addition, as of October 17, 2011, approximately 40 beds have been converted from residential treatment care beds to acute psychiatric care beds, which have higher reimbursement rates on average.

In addition to synergies relating to the Merger, Acadia currently expects that the capitalization of a certain facility lease will reduce lease expense by approximately $0.7 million per annum. Acadia incurred costs related to the closing of the YFCS corporate office, including the costs of temporarily retaining certain employees for a transitional period following the acquisition date, of approximately $0.8 million for the twelve months ended June 30, 2011. Acadia management has also identified several recent improvements to its revenue base from (i) a rate increase on one of PHC’s contracts effective in March 2011, and (ii) the expansion of PHC’s Wayne County call center contract in December 2010. Acadia believes that these improvements would have had a positive effect on operating income (before taxes) of $1.3 million and $0.1 million for the twelve months ended June 30, 2011, respectively. Acadia estimated the improvement from the rate increase by multiplying historical plan enrollment by the newly-contracted rate, and Acadia estimated the improvement from the contract expansion using an estimate of monthly incremental operating income resulting from the expansion, applied to months prior to December 2010. In addition, Acadia incurred start up losses at the Seven Hills Behavioral Center, which was opened in the fourth quarter of 2008 and became CMS certified in July 2010. Acadia estimates that the Seven Hills Behavioral Center would have generated an additional approximately $0.6 million of operating income (before taxes) for the twelve months ended June 30, 2011 if such facility were operating at expected levels at the beginning of the period.

Additional Information

On a pro forma basis giving effect to the Merger, Acadia’s largest facility would have accounted for less than 12% of total revenue for the twelve months ended June 30, 2011, and no other facility would have accounted for more than 9% of total revenue for the same period. Additionally, on a combined basis, no state would have accounted for more than 16% of total revenue for the twelve months ended June 30, 2011.

On a pro forma basis giving effect to the Merger, Acadia would have received Medicaid funding from 23 states over the twelve months ending June 30, 2011.

Unaudited Pro Forma Condensed Combined Financial Statements

In connection with the proposed financing Acadia has provided investors pro forma financial statements, including pro forma financial statements for the six months ended June 30, 2010, which information was not previously included in Acadia’s Registration Statement on Form S-4 (the “Form S-4”).

In the unaudited pro forma condensed combined financial statements, Acadia has assumed that the securities issued to finance the merger have an interest rate of 9.25%, consistent with the pro forma financial statements contained in the Form S-4. Recently, there have been challenges and uncertainties in the debt capital markets, and, depending on market conditions at the time the notes are issued, the interest rate may differ from that assumed for purposes of preparing the unaudited pro forma condensed combined financial statements. If the interest rate on the notes is higher than 9.25%, it would increase Acadia’s interest expense and decrease Acadia’s income from operations on a pro forma basis. For example, interest expense would increase by $1.5 million annually if the interest rate on the bonds was 1% higher than the rate assumed in the pro forma financial statements. The following chart sets forth the impact of such an increase on pro forma interest expense and pro forma income (loss) from continuing operations (using an assumed tax rate of 40%) ($ in thousands):

	SIX MONTHS ENDED JUNE 30, 2011		TWELVE MONTHS ENDED DECEMBER 31, 2010
HYPOTHETICAL INTEREST RATE	PRO FORMA INTEREST EXPENSE	PRO FORMA INCOME (LOSS) FROM CONTINUING OPERATIONS	PRO FORMA INTEREST EXPENSE	PRO FORMA INCOME (LOSS) FROM CONTINUING OPERATIONS
9.25%	$11,270	$(17,277)	$22,467	$(8,153)
10.25%	12,020	(17,727)	23,967	(9,053)
11.25%	12,770	(18,177)	25,467	(9,953)
12.25%	13,520	(18,627)	26,967	(10,853)
13.25%	14,270	(19,077)	28,467	(11,753)

See the information set forth under the heading “Risk Factors—Risks Related to the Merger—Following the merger the combined company will have a substantial amount of indebtedness, which could adversely affect our financial health” in the Form S-4.

The notes will not be registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This Prospectus Supplement and Supplement to Proxy Statement shall not constitute an offer to sell nor the solicitation of an offer to buy any securities in connection with the financing and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering, solicitation or sale would be unlawful.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following tables set forth the unaudited pro forma condensed combined financial data for Acadia, YFCS, PHC and MeadowWood as a combined company, giving effect to (1) Acadia’s acquisition of YFCS and the related debt and equity financing transactions on April 1, 2011, (2) PHC’s acquisition of MeadowWood and related debt financing transaction on July 1, 2011 and (3) the consummation of the Transactions, as if each had occurred on June 30, 2011 for the unaudited pro forma condensed combined balance sheet and January 1, 2010 for the unaudited pro forma condensed combined statements of operations. Acadia’s condensed consolidated balance sheet as of June 30, 2011 reflects the acquisition of YFCS and related debt and equity transactions and Acadia’s condensed consolidated statement of operations reflects the results of YFCS operations for the period from April 1, 2011 to June 30, 2011.

MeadowWood was acquired by PHC in an asset acquisition. The assets acquired consisted of substantially all of the assets of HHC Delaware. The pro forma adjustments reflect the elimination of any assets of HHC Delaware not acquired by PHC. The fiscal years of Acadia, YFCS and HHC Delaware end December 31 while the fiscal year of PHC ends on June 30. The combined company will use Acadia’s fiscal year ending December 31.

The unaudited pro forma condensed combined balance sheet combines Acadia’s unaudited consolidated balance sheet as of June 30, 2011 with the consolidated balance sheet of PHC and the unaudited condensed consolidated balance sheet of HHC Delaware as of June 30, 2011. The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2010 combines Acadia’s unaudited condensed consolidated statement of operations for the six months ended June 30, 2010 with the unaudited condensed consolidated statement of operations of YFCS for the six months ended June 30, 2010, the unaudited condensed consolidated statement of operations of HHC Delaware for the six months ended June 30, 2010 and the unaudited condensed consolidated statement of operations of PHC for the six months ended June 30, 2010 (which was derived from the audited consolidated statement of operations of PHC for the fiscal year ended June 30, 2010 less the unaudited condensed consolidated statement of operations of PHC for the six months ended December 31, 2009). The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2011 combines Acadia’s unaudited condensed consolidated statement of operations for the six months ended June 30, 2011 with the unaudited condensed consolidated statement of operations of YFCS from January 1, 2011 through the date of the YFCS acquisition (April 1, 2011), the unaudited condensed consolidated statement of operations of HHC Delaware for the six months ended June 30, 2011 and the unaudited condensed consolidated statement of operations of PHC for the six months ended June 30, 2011 (which was derived from the audited consolidated statement of operations of PHC for the fiscal year ended June 30, 2011 less the unaudited condensed consolidated statement of operations of PHC for the six months ended December 31, 2010). The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2010 combines Acadia’s audited consolidated statement of operations for the year ended December 31, 2010 with the audited consolidated statement of operations of YFCS for the year ended December 31, 2010, the audited consolidated statement of operations of HHC Delaware for the year ended December 31, 2010 and the unaudited condensed consolidated statement of operations of PHC for the twelve months ended December 31, 2010 (which was derived from the audited consolidated statement of operations of PHC for the fiscal year ended June 30, 2010 less the unaudited condensed consolidated statement of operations of PHC for the six months ended December 31, 2009 plus the unaudited condensed consolidated statement of operations of PHC for the six months ended December 31, 2010).

The unaudited pro forma condensed combined financial data has been prepared using the acquisition method of accounting for business combinations under GAAP. The adjustments necessary to fairly present the unaudited pro forma condensed combined financial data have been made based on available information and in the opinion of management are reasonable. Assumptions underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with this unaudited pro forma condensed combined financial data. The pro forma adjustments are preliminary and revisions to the fair value of assets acquired and liabilities assumed and the financing of the transactions may have a significant impact on the pro forma adjustments. A final valuation of assets acquired and liabilities assumed in the YFCS, MeadowWood and PHC acquisitions cannot be made prior to the completion of the Merger and the completion of fair value determinations will most likely result in changes in the values assigned to property and equipment and other assets (including intangibles) acquired and liabilities assumed.

The unaudited pro forma condensed combined financial data is for illustrative purposes only and does not purport to represent what our financial position or results of operations actually would have been had the events noted above in fact occurred on the assumed dates or to project our financial position or results of operations for any future date or future period.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of June 30, 2011

		PHC
	ACADIA (1)	PHC (3)	HHC DELAWARE (4)	PRO FORMA MEADOWWOOD ADJUSTMENTS	NOTES	PRO FORMA PHC	PRO FORMA MERGER ADJUSTMENTS	NOTES	PRO FORMA COMBINED
			(Dollars in thousands)
ASSETS
Current assets:
Cash and cash equivalents	$3,456	$3,669	$32	$(32)	(5)	$4,191	$(173)	(13)	$7,474
				522	(8)
Accounts receivable, net	22,560	11,079	1,482	—		12,561	—		35,121
Other current assets	10,246	4,615	1,055	(643)	(5)	5,027	—		15,273

Total current assets	36,262	19,363	2,569	(153)		21,779	(173)		57,868
Property and equipment, net	55,313	4,713	8,108	1,566	(7)	14,387	107	(12)	69,807
Goodwill	146,811	969	18,677	(9,136)	(7)	10,510	37,550	(12)	194,871
Intangible assets, net	18,836	—	—	700	(7)	700	1,100	(12)	20,636
Other assets	9,421	3,237	—	1,399	(8d)	4,593	3,800	(13a)	15,260
							(648)	(12)
				(43)	(10)		(1,906)	(10)

Total assets	$266,643	$28,282	$29,354	$(5,667)		$51,969	$39,830		$358,442

LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$6,750	$2,163	$52	$(1,898)	(9)	$265	$(265)	(14)	$6,750
				(52)	(5)
Accounts payable	6,705	2,890	157	—		3,047	—		9,752
Accrued salaries and benefits	12,906	2,027	635	(635)	(5)	2,027	—		14,933
Other accrued liabilities	6,873	2,387	457	(401)	(8b)	2,138	—		9,011
				(305)	(5)

Total current liabilities	33,234	9,467	1,301	(3,291)		7,477	(265)		40,446
Long-term debt	133,563	57	53	26,178	(9)	26,235	123,765	(14)	283,563
				(53)	(5)
Other liabilities	25,983	843	27,744	(27,744)	(5)	843	183	(12)	27,009

Total liabilities	192,780	10,367	29,098	(4,910)		34,555	123,683		351,018
Equity:
Member’s equity	—	—	256	(256)	(6)	—	—		—
Common stock	100	208	—	—		208	(208)	(6)	226
							77	(11)
							49	(12)
Additional paid-in capital	105,557	28,221	—	—		28,221	(28,221)	(6)	79,534
							(77)	(11)
							48,495	(12a)
							(74,441)	(13)
Treasury stock	—	(1,809)	—	—		(1,809)	1,809	(6)	—
Accumulated deficit	(31,794)	(8,705)	—	(388)	(8c)	(9,206)	9,206	(6)	(72,336)
				(70)	(8a)		(40,432)	(13a)
				(43)	(10)		(110)	(12)

Total equity	73,863	17,915	256	(757)		17,414	(83,853)		7,424

Total liabilities and equity	$266,643	$28,282	$29,354	$(5,667)		$51,969	$39,830		$358,442

See accompanying notes to unaudited pro forma financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the Six Months Ended June 30, 2010

	ACADIA					PHC
	ACADIA HEALTHCARE (1)	YFCS (2)	PRO FORMA YFCS ADJUSTMENTS	NOTES	PRO FORMA ACADIA	PHC (3)	HHC DELAWARE (4)	PRO FORMA MEADOWWOOD ADJUSTMENTS	NOTES	PRO FORMA PHC	PRO FORMA MERGER ADJUSTMENTS	NOTES	PRO FORMA COMBINED
	(Dollars in thousands, except share and per share amounts)
Revenue	$32,472	$92,426	—		$124,898	$27,566	$7,228	—		$34,794	—		$159,692
Salaries, wages and benefits	18,374	56,423	690	(17)	75,487	13,897	4,421	—		18,318	—		93,805
Professional fees	1,240	—	2,185	(15)	3,425	4,171	434	—		4,605	—		8,030
Supplies	1,841	—	4,079	(15)	5,920	1,154	450	—		1,604	—		7,524
Rent	636	—	2,567	(15)	3,203	1,756	10	—		1,766	—		4,969
Other operating expenses	4,046	18,357	(8,831)	(15)	12,882	3,084	578	—		3,662	—		16,544
			(690)	(17)
Provision for doubtful accounts	1,186	124	—		1,310	1,203	234	—		1,437	—		2,747
Depreciation and amortization	480	1,781	466	(18a)	2,727	583	152	58	(18b)	793	59	(18c)	3,579
Interest expense, net	358	3,855	(528)	(19a)	3,685	86	261	791	(19b)	1,138	6,462	(19c)	11,285

Total expenses	28,161	80,540	(62)		108,639	25,934	6,540	849		33,323	6,521		148,483
Income (loss) from continuing operations before income taxes	4,311	11,886	62		16,259	1,632	688	(849)		1,471	(6,521)		11,209
Provision for income taxes	287	4,571	1,224	(20)	6,107	724	281	(340)	(21)	665	(2,607)	(21)	4,165
			25	(21)

Income (loss) from continuing operations	$4,024	$7,315	$(1,187)		$10,152	$908	$407	$(509)		$806	$(3,914)		$7,044

Earnings per unit/share—income (loss) from continuing operations:
Basic	$0.40												$0.31

Diluted	$0.40												$0.31

Weighted average shares:
Basic	10,000,000										12,607,930	(23)	22,607,930

Diluted	10,000,000										12,629,639	(23)	22,629,639

See accompanying notes to unaudited pro forma financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the Six Months Ended June 30, 2011

	ACADIA					PHC
	ACADIA HEALTHCARE (1)	YFCS (2)	PRO FORMA YFCS ADJUSTMENTS	NOTES	PRO FORMA ACADIA	PHC (3)	HHC DELAWARE (4)	PRO FORMA MEADOWWOOD ADJUSTMENTS	NOTES	PRO FORMA PHC	PRO FORMA MERGER ADJUSTMENTS	NOTES	PRO FORMA COMBINED
	(Dollars in thousands, except share and per share amounts)
Revenue	$82,961	$45,686	—		$128,647	$32,305	$7,541	$—		$39,846	—		$168,493
Salaries, wages and benefits	70,538	29,502	—		100,040	16,800	4,747	—		21,547	—		121,587
Professional fees	3,130	—	1,901	(15)	5,031	3,695	454	—		4,149	—		9,180
Supplies	4,282	—	2,204	(15)	6,486	1,197	469	—		1,666	—		8,152
Rents and leases	2,062	—	1,320	(15)	3,382	1,818	19	—		1,837	—		5,219
Other operating expenses	8,110	9,907	(5,425)	(15)	12,592	4,455	636	—		5,091	—		17,683
Provision for doubtful accounts	1,002	208	—		1,210	1,743	339	—		2,082	—		3,292
Depreciation and amortization	2,201	819	(1,494)	(18a)	1,526	559	179	31	(18b)	769	83	(18c)	2,378
Interest expense, net	2,215	1,726	(169)	(19a)	3,772	(15)	224	833	(19b)	1,042	6,456	(19c)	11,270
Sponsor management fees	590	—	—		590	—	—	—		—	(500)	(22)	90
Transaction-related expenses	8,362	—	(8,362)	(16)	—	1,608	—	(1,608)	(16)	—	—		—
Legal settlement	—	—	—		—	446	—			446	—		446

Total expenses	102,492	42,162	(10,025)		134,629	32,306	7,067	(744)		38,629	6,039		179,297
Income (loss) from continuing operations before income taxes	(19,531)	3,524	10,025		(5,982)	(1)	474	744		1,217	(6,039)		(10,804)
Provision (benefit) for income taxes	2,517	1,404	(133)	(20)	7,798	600	193	298	(21)	1,091	(2,416)	(21)	6,473
			4,010	(21)

Income (loss) from continuing operations	$(22,048)	$2,120	$6,148		$(13,780)	$(601)	$281	$446		$126	$(3,623)		$(17,277)

Earnings per unit/share—income (loss) from continuing operations:
Basic	$(2.20)												$(0.77)

Diluted	$(2.20)												$(0.76)

Weighted average shares:
Basic	10,000,000										12,554,223	(23)	22,554,223

Diluted	10,000,000										12,659,476	(23)	22,659,476

See accompanying notes to unaudited pro forma financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the Twelve Months Ended December 31, 2010

	ACADIA					PHC
	ACADIA HEALTHCARE (1)	YFCS (2)	PRO FORMA YFCS ADJUSTMENTS	NOTES	PRO FORMA ACADIA	PHC (3)	HHC DELAWARE (4)	PRO FORMA MEADOWWOOD ADJUSTMENTS	NOTES	PRO FORMA PHC	PRO FORMA MERGER ADJUSTMENTS	NOTES	PRO FORMA COMBINED
	(Dollars in thousands, except share and per share amounts)
Revenue	$64,342	$184,386	—		$248,728	$57,269	$14,301	$—		$71,570	—		$320,298
Salaries, wages and benefits	36,333	113,931	1,239	(17)	151,503	28,647	8,850	—		37,497	—		189,000
Professional fees	3,612	—	6,724	(15)	8,953	8,401	891	—		9,292	—		18,245
			(1,383)	(16)
Supplies	3,709	—	8,380	(15)	12,089	2,319	897	—		3,216	—		15,305
Rent	1,288	—	5,244	(15)	6,532	3,494	20	—		3,514	—		10,046
Other operating expenses	8,289	38,146	(20,348)	(15)	24,848	6,644	1,231	—		7,875	—		32,723
			(1,239)	(17)
Provision for doubtful accounts	2,239	525	—		2,764	2,866	511	—		3,377	—		6,141
Depreciation and amortization	976	3,456	(159)	(18a)	4,273	1,129	308	112	(18b)	1,549	155	(18c)	5,977
Interest expense, net	738	7,514	(953)	(19a)	7,299	148	524	1,576	(19b)	2,248	12,920	(19c)	22,467
Impairment of goodwill	—	23,528	—		23,528	—	—	—		—			23,528

Total expenses	57,184	187,100	(2,495)		241,789	53,648	13,232	1,688		68,568	13,075		323,432
Income (loss) from continuing operations before income taxes	7,158	(2,714)	2,495		6,939	3,621	1,069	(1,688)		3,002	(13,075)		(3,134)
Provision (benefit) for income taxes	477	5,032	2,448	(20)	8,955	1,532	437	(675)	(21)	1,294	(5,230)	(21)	5,019
			998	(21)

Income (loss) from continuing operations	$6,681	$(7,746)	$(951)		$(2,016)	$2,089	$632	$(1,013)		$1,708	$(7,845)		$(8,153)

Earnings per unit/share—income (loss) from continuing operations:
Basic	$0.67												$(0.36)

Diluted	$0.67												$(0.36)

Weighted average shares:
Basic	10,000,000										12,579,198	(23)	22,579,198

Diluted	10,000,000										12,602,672	(23)	22,602,672

See accompanying notes to unaudited pro forma financial information.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

(Dollars in thousands)

(1)	The amounts in this column represent, for Acadia, actual balances as of June 30, 2011 or actual results for the periods presented.

(2)	The amounts in this column represent, for YFCS, actual results for the period from January 1, 2011 to the April 1, 2011 acquisition date, for the period from July 1, 2010 to the April 1, 2011 acquisition date and for the year ended December 31, 2010.

(3)	The amounts in this column represent, for PHC, actual balances as of June 30, 2011 or actual results for the periods presented. The condensed consolidated statements of operations of PHC have been reclassified to conform to Acadia’s expense classification policies.

(4)	The amounts in this column represent, for HHC Delaware, actual balances as of June 30, 2011 or actual results for the periods presented.

(5)	Represents the elimination of $32 of cash, $643 of deferred tax assets, $52 of current capital lease liabilities, $53 of long-term capital lease liabilities, $635 of accrued salaries and benefits, $305 of other accrued liabilities, $954 of deferred tax liabilities and a $26,790 payable to MeadowWood’s former parent company not acquired by PHC in the MeadowWood acquisition.

(6)	Reflects the elimination of the equity accounts and accumulated earnings of HHC Delaware and PHC.

(7)	Represents the adjustments to acquired property and equipment and license intangible assets based on preliminary estimates of fair value and the adjustment to goodwill derived from the difference in the estimated total consideration transferred and the estimated fair value of assets acquired and liabilities assumed by PHC in the MeadowWood acquisition, calculated as follows:

Consideration transferred	$21,500

Accounts receivable	1,482
Other current assets	412
Property and equipment	9,674
Licenses	700
Accounts payable	(157)
Other accrued liabilities	(152)

Fair value of assets acquired less liabilities assumed	$11,959

Estimated goodwill	$9,541
Less: Historical goodwill	(18,677)

Goodwill adjustment	$(9,136)

The acquired assets and liabilities assumed will be recorded at their relative fair values as of the closing date of the MeadowWood acquisition. Estimated goodwill is based upon a determination of the fair value of assets acquired and liabilities assumed that is preliminary and subject to revision as the value of total consideration is finalized and additional information related to the fair value of property and equipment and other assets acquired and liabilities assumed becomes available. The actual determination of the fair value of assets acquired and liabilities assumed will differ from that assumed in these unaudited pro forma condensed consolidated financial statements and such differences may be material.

(8)	Represents a $522 increase in cash as a result of the MeadowWood acquisition. The sources and uses of cash for the MeadowWood acquisition were as follows:

Sources:
Incurrence of indebtedness under PHC’s senior credit facility	$26,500
Uses:
Cash consideration paid for MeadowWood	(21,500)
Repayment of existing debt	(2,220)
Transaction costs (a)	(2,258)

Net cash adjustment	$522

(a)	The transaction-related expenses paid at closing of $2,258 include $577 of acquisition-related costs, $1,611 of debt financing costs and debt prepayment penalties of $70
(b)	Represents $401 of transaction-related expenses accrued as of June 30, 2011, including $189 of acquisition-related costs and $212 of capitalized debt financing costs
(c)	Represents acquisition-related costs of $577 less $189 accrued as of June 30, 2011
(d)	Represents debt financing costs of $1,611 less $212 already deferred as of June 20, 2011.

(9)	Represents the effect of the MeadowWood acquisition on the current portion and long-term portion of total debt, as follows:

	CURRENT PORTION	LONG-TERM PORTION	TOTAL DEBT
Repayment of PHC historical debt	$(2,163)	$(57)	$(2,220)
Incurrence of indebtedness under PHC’s senior credit facility	265	26,235	26,500

Adjustments	$(1,898)	$26,178	$24,280

(10)	Represents the elimination of PHC deferred financing costs in connection with the repayment of debt.

(11)	Acadia plans to effect a stock split or issuance on or prior to the closing of the Merger with PHC such that approximately 17,676,101 shares of common stock will be issued and outstanding. Thus, on a pro forma basis, common stock has been increased by $77 based on the increase of 7,676,101 shares of common stock ($0.01 par value), and additional paid-in capital has been decreased by $77.

(12)	Represents the adjustments to acquired property and equipment and intangible assets based on preliminary estimates of fair value and the adjustment to goodwill derived from the difference in the estimated total consideration transferred by Acadia and the estimated fair value of assets acquired and liabilities assumed by Acadia in the Merger, calculated as follows:

Estimated equity consideration (a)	$46,891
Estimated fair value of vested replacement share-based awards	1,543
Estimated repayment of indebtedness under PHC’s senior credit facility	26,500
Estimated cash consideration to Class B common stockholders	5,000

Estimated total consideration	$79,934

Cash and cash equivalents	$4,191
Accounts receivable	12,561
Other current assets	5,027
Property and equipment	14,494
Contract-based and other intangible assets	1,800
Other long-term assets	2,039
Accounts payable	(3,047)
Accrued salaries and benefits	(2,027)
Other accrued liabilities	(2,138)
Deferred tax liability-long term (b)	(183)
Other long-term liabilities	(843)

Fair value of assets acquired less liabilities assumed	$31,874

Estimated goodwill	$48,060
Less: Historical goodwill	(10,510)

Goodwill adjustment	$37,550

(a)

The estimated fair value of Acadia common shares issuable to PHC stockholders is based on total outstanding PHC Class A and Class B shares of 19,537,835 as of June 30, 2011 multiplied by a current stock price of $2.40. The fair value of equity consideration will be adjusted based on the fair value of Acadia common stock distributed to PHC stockholders upon closing of the Merger. The equity consideration is reflected as a $49 increase in common stock based on the conversion of each PHC share into one-quarter of a share of Acadia common stock ($0.01 par value) and a $46,842 increase in additional paid-in capital. The total increase in additional paid-in capital of $48,495 also includes the estimated fair value of the vested portion of replacement equity-based awards of $1,543 and the $110 charge resulting from the accelerated vesting of the stock options held by PHC directors.

(b)

The deferred tax liability of $183 represents the reclassification of PHC’s deferred tax asset of $648 from other assets to other liabilities less acquisition adjustments of $831 related to book and tax basis differences in intangible assets acquired.

The acquired assets and liabilities assumed will be recorded at their relative fair values as of the closing date of the Merger. Estimated goodwill is based upon a determination of the fair value of assets acquired and liabilities assumed that is preliminary and subject to revision as the value of total consideration is finalized and additional information related to the fair value of property and equipment and other assets (including intangible assets) acquired and liabilities assumed becomes available. The actual determination of the fair value of assets acquired and liabilities assumed will differ from that assumed in these unaudited pro forma condensed consolidated financial statements and such differences may be material. Qualitative factors comprising goodwill include efficiencies derived through synergies expected by the elimination of certain redundant corporate functions and expenses, the ability to leverage call center referrals to a broader provider base, coordination of services provided across the combined network of facilities, achievement of operating efficiencies by benchmarking performance and applying best practices throughout the combined company.

(13)	Represents a $173 decrease in cash as a result of the Merger. The sources and uses of cash in connection with the Merger are expected to be as follows:

Sources:
Issuance of $150,000 of notes offered hereby	$150,000
Uses:
Cash payment to Acadia stockholders	(74,441)
Repayment of indebtedness under PHC’s senior credit facility	(26,500)
Cash portion of PHC merger consideration	(5,000)
Transaction costs (a)	(44,232)

Cash adjustment	$(173)

(a)

Costs incurred in connection with the Merger and related transactions are estimated to be $19,873 of acquisition-related expenses (including approximately $2,403 of change in control payments due to certain PHC executives), $20,559 to terminate Acadia’s professional services agreement with Waud Capital Partners and $3,800 of debt financing costs associated with the notes offered hereby, the Second Amendment to the Senior Secured Credit Facility and a debt commitment letter issued by Jefferies Finance to provide a senior unsecured bridge loan facility of up to $150.0 million in the event that $150.0 million of the notes offered hereby are not issued.

(14)	Represents the effect of the Merger on the current portion and long-term portion of total debt, as follows:

	CURRENT PORTION	LONG-TERM PORTION	TOTAL DEBT
Repayment of indebtedness under PHC’s senior credit facility	$(265)	$(26,235)	$(26,500)
Issuance of notes offered hereby	—	150,000	150,000

Adjustments	$(265)	$123,765	$123,500

(15)	Reflects the reclassification from YFCS other operating expenses of: (a) professional fees of $2,185, $1,901 and $6,724 for the six months ended June 30, 2010, the three months ended March 31, 2011 and the twelve months ended December 31, 2010, respectively, (b) supplies expense of $4,079, $2,204 and $8,380 for the six months ended June 30, 2010, the three months ended March 31, 2011 and the twelve months ended December 31, 2010, respectively, and (c) rent expense of $2,567, $1,320 and $5,244 for the six months ended June 30, 2010, the three months ended March 31, 2011 and the twelve months ended December 31, 2010, respectively.

(16)	Reflects the removal of acquisition-related expenses included in the historical statements of operations relating to Acadia’s acquisition of YFCS, PHC’s acquisition of MeadowWood and the Merger. Acadia recorded $8,362 and $849 of acquisition-related expenses in the six months ended June 30, 2011 and the twelve months ended December 31, 2010, respectively. YFCS recorded $534 of sale-related expenses in the twelve months ended December 31, 2010. PHC recorded $1,608 of acquisition-related and sale-related expenses in the six months ended June 30, 2011.

(17)	Reflects the reclassification of workers’ compensation insurance expense of $690 for the six months ended June 30, 2010 and $1,239 for the twelve months ended December 31, 2010 to salaries, wages and benefits.

(18)	Represents the adjustments to depreciation and amortization expense as a result of recording the property and equipment and intangible assets at preliminary estimates of fair value as of the respective dates of the acquisitions, as follows:

(a)	YFCS acquisition:

	AMOUNT	USEFUL LIVES (IN YEARS)	MONTHLY DEPRECIATION	SIX MONTHS ENDED JUNE 30, 2010	SIX MONTHS ENDED JUNE 30, 2011	TWELVE MONTHS ENDED DECEMBER 31, 2010
Land	$5,122	N/A	$—	$—	$—	$—
Land improvements	2,694	10	22	131	66	264
Building and improvements	21,832	25, or lease term	73	437	219	876
Equipment	2,024	3-7	53	317	159	636
Construction in progress	239	N/A	—	—	—	—

	31,911		148	885	444	1,776
Non-compete intangible asset	321	1	27	162	81	321
Patient-related intangible asset	1,200	0.25	400	1,200	—	1,200

Total depreciation and amortization expense				2,247	525	3,297

Less: historical depreciation and amortization expense				(1,781)	(2,019)	(3,456)

Depreciation and amortization expense adjustment				$466	$(1,494)	$(159)

The adjustment to decrease depreciation and amortization expense relates to the excess of the historical amortization of the pre-acquisition intangible assets of YFCS over the amortization expense resulting from the intangible assets identified by Acadia in its acquisition of YFCS.

(b)	MeadowWood acquisition:

	AMOUNT	USEFUL LIVES (IN YEARS)	MONTHLY DEPRECIATION	SIX MONTHS ENDED JUNE 30, 2010	SIX MONTHS ENDED JUNE 30, 2011	TWELVE MONTHS ENDED DECEMBER 31, 2010
Land	$1,420	N/A	$—	$—	$—	$—
Building and improvements	7,700	25	26	156	156	312
Equipment	554	3-7	9	54	54	108

	9,674		35	210	210	420
Indefinite-lived license intangibles	700	N/A	—	—	—	—

Total depreciation and amortization expense				210	210	420

Less: historical depreciation and amortization expense				(152)	(179)	(308)

Depreciation and amortization expense adjustment				$58	$31	$112

(c)	PHC acquisition:

	AMOUNT	USEFUL LIVES (IN YEARS)	MONTHLY DEPRECIATION	SIX MONTHS ENDED JUNE 30, 2010	SIX MONTHS ENDED JUNE 30, 2011	TWELVE MONTHS ENDED DECEMBER 31, 2010
Land	$1,540	N/A	$—	$—	$—	$—
Building and improvements	11,150	25, or lease term	93	558	558	1,116
Equipment	1,804	3-7	30	180	180	360

	14,494		123	738	738	1,476

Indefinite-lived license intangibles	700	N/A	—	—	—	—
Customer contract intangibles	1,100	5	19	114	114	228

Total depreciation and amortization expense				852	852	1,704

Less: PHC pro forma depreciation and amortization expense				(793)	(769)	(1,549)

Depreciation and amortization expense adjustment				$59	$83	$155

(19)	Represents adjustments to interest expense to give effect to the Senior Secured Credit Facility entered into by Acadia on April 1, 2011, the debt incurred by PHC to fund the MeadowWood acquisition, and the Second Amendment to the Senior Secured Credit Facility and the notes offered hereby to be issued on the closing date of the Merger.

(a)	The YFCS pro forma interest expense adjustment assumes that the interest rate of 4.2% at April 1, 2011, the closing date of the YFCS acquisition and the Senior Secured Credit Facility, was in effect for the entire period, as follows:

	SIX MONTHS ENDED JUNE 30, 2010	SIX MONTHS ENDED JUNE 30, 2011	TWELVE MONTHS ENDED DECEMBER 31, 2010
Interest related to Senior Secured Credit Facility	$3,102	$1,489	$6,134
Plus: Amortization of debt discount and deferred loan costs	583	291	1,165

	3,685	1,780	7,299
Less: historical interest expense of Acadia and YFCS	(4,213)	(1,949)	(8,252)

Interest expense adjustment	$(528)	$(169)	$(953)

An increase or decrease of 0.125% in the assumed interest rate would result in a change in interest expense of $90, $43 and $178 for the six months ended June 30, 2010, the six months ended June 30, 2011 and the twelve months ended December 31, 2010, respectively.

(b)	The PHC pro forma interest expense adjustment assumes that the interest rate of 7.75% at July 1, 2011, the closing date of the loans under PHC’s senior credit facility funding the MeadowWood acquisition, was in effect for the entire period, as follows:

	SIX MONTHS ENDED JUNE 30, 2010	SIX MONTHS ENDED JUNE 30, 2011	TWELVE MONTHS ENDED DECEMBER 31, 2010
Interest related to PHC’s senior credit facility	$1,026	$1,015	$2,046
Plus: Amortization of debt discount and deferred loan costs	191	191	381

	1,217	1,206	2,427
Less: historical interest expense of PHC and MeadowWood	(426)	(373)	(851)

Interest expense adjustment	$791	$833	$1,576

An increase or decrease of 0.125% in the assumed interest rate would result in a change in interest expense of $16, $16 and $33 for the six months ended June 30, 2010, the six months ended June 30, 2011 and the twelve months ended December 31, 2010, respectively.

(c)	The pro forma interest expense adjustment for the Merger assumes that the notes offered hereby will have an interest rate of 9.25%, which represents an estimate of the fixed interest rate of the notes offered hereby based on current market interest rates, and reflects a 0.50% increase in the interest rate applicable to the Senior Secured Credit Facility related to the Second Amendment, as follows:

	SIX MONTHS ENDED JUNE 30, 2010	SIX MONTHS ENDED JUNE 30, 2011	TWELVE MONTHS ENDED DECEMBER 31, 2010
Interest related to notes offered hereby	$6,938	$6,938	$13,875
Interest related to the Second Amendment to the Senior Secured Credit Facility	361	344	712
Plus: Amortization of debt discount and deferred loan costs	380	380	760

	7,679	7,662	15,347
Less: Interest related to PHC’s senior credit facility to be repaid in connection with the Merger	(1,217)	(1,206)	(2,427)

Interest expense adjustment	$6,462	$6,456	$12,920

An increase or decrease of 0.125% in the assumed interest rate on the notes and the Senior Secured Credit Facility would result in a change in interest expense of $182, $178 and $366 for the six months ended June 30, 2010, the six months ended June 30, 2011 and the twelve months ended December 31, 2010, respectively.

An increase or decrease of 1.0% in the assumed interest rate on the notes offered hereby would result in a change in interest expense of $750, $750 and $1,500 for the six months ended June 30, 2010, the six months ended June 30, 2011 and the twelve months ended December 31, 2010, respectively.

(20)	Reflects an increase in income taxes of 1,224 for the six months ended June 30, 2010, a decrease in income taxes of $133 for the six months ended June 30, 2011 and an increase in income taxes of $2,448 for the twelve months ended December 31, 2010 to give effect to the election by Acadia Healthcare Company, LLC to be treated as a taxable corporation on April 1, 2011.

(21)	Reflects adjustments to income taxes to reflect the impact of the above pro forma adjustments applying combined federal and state statutory tax rates for the respective periods.

(22)	Represents the elimination of advisory fees paid to Waud Capital Partners pursuant to our professional services agreement dated April 1, 2011. The adjustment to eliminate advisory fees is factually supportable and directly attributable to the Merger given the termination of the professional services agreement in connection with the Merger and is expected to have a continuing impact.

(23)	Adjustments to weighted average shares used to compute basic and diluted earnings per unit/share are as follows:

Basic earnings per unit/share

■

Prior to the closing of the Merger, Acadia will effect a stock split or issuance such that Acadia stockholders immediately prior to the closing of the Merger will own 77.5% of the combined company’s issued and outstanding common stock on a fully diluted basis (as defined in the Merger Agreement) and approximately 17,676,101 shares of common stock will be issued and outstanding.

■

The conversion and exchange of each Class A and Class B common share of PHC, Inc. for one-quarter ( 1/4) of a share of common stock of Acadia Healthcare Company, Inc. The estimated issuance of Acadia common stock based on the one-to-four conversion rate and the weighted average shares outstanding for the respective periods is 4,931,829, 4,878,122 and 4,903,097 for the six months ended June 30, 2010, the six months ended June 30, 2011 and the twelve months ended December 31, 2010, respectively. Weighted average shares outstanding are derived from PHC, Inc. consolidated financial statements for the respective periods.

Diluted earnings per unit/share

■	The adjustments described above related to basic earnings per unit/share.

The conversion of outstanding PHC employee stock options and warrants into substantially equivalent Acadia stock options and warrants. The estimated incremental dilutive effect of the stock options and warrants, derived from the consolidated financial statements of PHC, Inc. based on the one-to-four conversion rate applicable to such awards, is 21,709, 105,253 and 23,474 for the six months ended June 30, 2010, the six months ended June 30, 2011 and the twelve months ended December 31, 2010, respectively.